UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP


   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Margaret L. Keon
        c/o Keon Associates
        16 Miller Avenue, Suite 203
        Mill Valley, California 94941
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        October 1998

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        ( ) Director ( ) 10% Owner ( ) Officer (give title below) (x) Other (specify below)

        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person

                                Table I -- Non-Derivative Securities Acquired,
                                      Disposed of, or Beneficially Owned

                                                                                      5.
                                                                                  Amount of          6.
                                                                                  Securities     Ownership         7.
                      2.                                                          Beneficially   Form:          Nature
       1.         Transaction       3.                      4.                    Owned at End   Direct (D)     of Indirect
   Title of       Date          Transaction      Securities Acquired (A) or       of Month       or Indirect    Beneficial
   Security       (Month /      Code                   Disposed of (D)            (Instr. 3      (I)            Ownership
   (Instr. 3)     Day/Year)     (Instr. 8)          (Instr. 3, 4 and 5)           and 4)         (Instr. 4)     (Instr. 4)
   ----------     -----------   -----------    -----------------------------      ------------   -----------    -----------
                                Code     V     Amount     (A)or(D)     Price
                                ----    ---    ------     --------     -----
   Class A Common 10/27/98      J*              85,000 (1)    A                     85,000 (1)      I           By Joseph J. Keon
   Stock                                                                                                        III 1998 CRUT
                                                                                                                dated October 27,
                                                                                                                1998

                  10/27/98      J*             100,000 (2)    A                    100,000 (2)      I           By Margaret Lynley
                                                                                                                Keon 1998 NIM-CRUT
                                                                                                                dated October 27,
                                                                                                                1998

                  10/27/98      J*             100,000 (3)    A                    100,000 (3)      I           By Susan K.
                                                                                                                DeWyngaert 1998
                                                                                                                Spouse CRUT dated
                                                                                                                October 27, 1998

                  10/27/98      J*             100,000 (4)    A                    100,000 (4)      I           By Pamela K.
                                                                                                                Vitale 1998 Spouse
                                                                                                                CRUT dated October
                                                                                                                27, 1998

                  10/27/98      J*             200,000 (5)    A                    200,000 (5)      I           By Liese A. Keon
                                                                                                                1998 CRUT dated
                                                                                                                October 27, 1998

                                                                                    16,057 (6)      I           By Joseph J. Keon
                                                                                                                III Holdback Trust
                                                                                                                under the Margaret
                                                                                                                L. Keon 1993
                                                                                                                Grantor Retained
                                                                                                                Annuity Trust

                                                                                    16,057 (6)      I           By Katherine S.
                                                                                                                Keon Holdback
                                                                                                                Trust under the
                                                                                                                Margaret L. Keon
                                                                                                                1993 Grantor
                                                                                                                Retained Annuity
                                                                                                                Trust

                                                                                      5.
                                                                                  Amount of          6.
                                                                                  Securities     Ownership         7.
                      2.                                                          Beneficially   Form:          Nature
       1.         Transaction       3.                       4.                   Owned at End   Direct (D)     of Indirect
   Title of       Date          Transaction      Securities Acquired (A) or       of Month       or Indirect    Beneficial
   Security       (Month /      Code                  Disposed of (D)             (Instr. 3      (I)            Ownership
   (Instr. 3)     Day/Year)     (Instr. 8)          (Instr. 3, 4 and 5)           and 4)         (Instr. 4)     (Instr. 4)
   ----------     -----------   -----------    -----------------------------      ------------   -----------    -----------
                                Code     V     Amount     (A)or(D)     Price
                                ----    ---    ------     --------     -----

                                                                                    16,058 (7)       D

                                                                                    16,058 (8)       D

                                                                                    16,058 (9)       D

                                                                                    16,058 (10)      D

                                                                                   508,061           I          By Margaret
                                                                                                                Lumpkin Keon Trust
                                                                                                                dated May 13, 1978

                                                                                    77,337           I          By Margaret L.
                                                                                                                Keon 1990 Personal
                                                                                                                Income Trust for
                                                                                                                the Benefit of
                                                                                                                Joseph John Keon
                                                                                                                III dated April
                                                                                                                20, 1990

                                                                                    77,337           I          By Margaret L.
                                                                                                                Keon 1990 Personal
                                                                                                                Income Trust for
                                                                                                                the Benefit of
                                                                                                                Katherine Stoddert
                                                                                                                Keon dated
                                                                                                                April 20, 1990

                                                                                    77,337           I          By Margaret L.
                                                                                                                Keon 1990 Personal
                                                                                                                Income Trust for
                                                                                                                the Benefit of
                                                                                                                Lisa Anne Keon
                                                                                                                dated April 20,
                                                                                                                1990




                                                                                      5.
                                                                                  Amount of         6.
                                                                                  Securities     Ownership         7.
                      2.                                                          Beneficially   Form:          Nature
       1.         Transaction       3.                          4.                Owned at End   Direct (D)     of Indirect
   Title of       Date          Transaction       Securities Acquired (A) or      of Month       or Indirect    Beneficial
   Security       (Month /      Code                    Disposed of (D)           (Instr. 3      (I)            Ownership
   (Instr. 3)     Day/Year)     (Instr. 8)            (Instr. 3, 4 and 5)         and 4)         (Instr. 4)     (Instr. 4)
   ----------     -----------   -----------    -------------------------------    ------------   -----------    -----------
                                Code     V     Amount     (A)or(D)     Price
                                ----    ---    ------     --------     -----
                                                                                    77,337           I          By Margaret L.
                                                                                                                Keon 1990 Personal
                                                                                                                Income Trust for
                                                                                                                the Benefit of
                                                                                                                Margaret Lynley
                                                                                                                Keon dated
                                                                                                                April 20, 1990

                                                                                    77,337           I          By Margaret L.
                                                                                                                Keon 1990 Personal
                                                                                                                Income Trust for
                                                                                                                the Benefit of
                                                                                                                Pamela Keon Vitale
                                                                                                                dated April 20,
                                                                                                                1990

                                                                                    77,337           I          By Margaret L.
                                                                                                                Keon 1990 Personal
                                                                                                                Income Trust for
                                                                                                                the Benefit of
                                                                                                                Susan Tamara Keon
                                                                                                                DeWyngaert dated
                                                                                                                April 20, 1990


                        Table II -- Derivative Securities Acquired,
                            Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                      9.
                                             5.                                                    Number of      10.
                                           Number                                                  Deriva-     Owner-        11.
                                           of Deriv-                                               tive        ship Form   Nature
                                           ative Se-                                               Securi-     of Deriva-  of Indi-
                2.        3.               curities                         7.                     ties        tive        rect
            Conversion  Trans-     4.      Acquired        6.            Title and                 Benefi-     Security:   Benefi-
   1.       or          action   Trans-    (A) or       Date Exer-       Amount of        8.       cially      Direct (D)  cial
Title of    Exercise    Date     action    Disposed     cisable and      Underlying    Price of    Owned at    or Indi-    Owner-
Derivative  Price of    (Month/  Code      of (D)       Expiration       Securities    Derivative  End of      rect        ship
Security    Derivative  Day/     (Instr.   (Instr. 3,   Date (Month/     (Instr. 3     Security    Month       (I)         (Instr.
(Instr. 3)  Security    Year)    8)        4 and 5)     Day/Year)        and 4)        (Instr. 5)  (Instr. 4)  (Instr. 4)  4)
----------  ----------  -------  -------   ----------   ------------     ----------    ----------  ----------  ----------  -------
                                Code  V    (A)    (D)   Date     Expir-  Title  Amount
                                                        Exer-    ation          or
                                                        cisable  Date           Number
                                                                                of
                                                                                Shares
                                -------   -----  -----  -------  ------- -----  ------



   Explanation of Responses:

        *Explanation of Transaction Code J - Other Acquisition or Disposition:
   On October 27, 1998, shares of Common Stock were distributed by various trusts created under the Mary Green Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to one or more newly created charita-ble remainder unitrusts, as identified in Table I or the footnotes to Table I.

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following notes, the securities shown in Table
   I are beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret L. Keon and not by any of the other joint filers.

        (1) Beneficially owned for purposes of Rule 16a-1(a)(2) by Joseph J. Keon III. These shares were distributed to Joseph J. Keon III on October 27, 1998 from the Trust named for Joseph J. Keon III created under the Mary Green Gallo Trust Agreement dated Decem-ber 29, 1989, and were immediately contributed to the Joseph J. Keon III 1998 CRUT dated October 27, 1998. These shares are not subject to Mr. Keon's agreement with the other members of the 13(d) group referred to in Item 6 above.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret Lynley Keon. These shares were distributed to Margaret Lynley Keon on October 27, 1998 from the Trust named for Margaret Lynley Keon created under the Mary Green Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Margaret Lynley Keon 1998 NIM-CRUT dated October 27, 1998. These shares are not subject to Ms. Keon's agreement with the other members of the 13(d) group referred to in Item 6 above.

        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Susan K. DeWyngaert. These shares were distributed to Susan K. DeWyngaert on October 27, 1998 from the Trust named for Susan K. DeWyngaert created under the Mary Green Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Susan K. DeWyngaert 1998 Spouse CRUT dated October 27, 1998. These shares are not subject to Ms. DeWyngaert's agreement with the other members of the 13(d) group referred to in Item 6 above.

        (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale. These shares were distributed to Pamela K. Vitale on October 27, 1998 from the Trust named for Pamela K. Vitale created under the Mary Green Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Pamela K. Vitale 1998 Spouse CRUT dated October 27, 1998. These shares are not subject to Ms. Vitale's agreement with the other members of the 13(d) group referred to in Item 6 above.

        (5) Beneficially owned for purposes of Rule 16a-1(a)(2) by Liese A. Keon. These shares were distributed to Liese A. Keon on October 27, 1998 from the Trust named for Liese A. Keon created under the Mary Green Gallo Trust Agreement dated December 29, 1989, and were immediately contributed to the Liese A. Keon 1998 CRUT dated October 27, 1998. These shares are not subject to Ms. Keon's agreement with the other members of the 13(d) group referred to in Item 6 above.

        (6) Beneficially owned for purposes of Rule 16a-1(a)(2) by Joseph J. Keon III and Pamela K. Vitale.

        (7) Beneficially owned for purposes of Rule 16a-1(a)(2) by Pamela K. Vitale.

        (8)  Beneficially owned for purposes of Rule 16a-1(a)(2) by Liese A.
             Keon.

        (9) Beneficially owned for purposes of Rule 16a-1(a)(2) by Susan T. DeWyngaert.

        (10) Beneficially owned for purposes of Rule 16a-1(a)(2) by Margaret Lynley Keon.


   SIGNATURE OF REPORTING PERSON(S):


   Margaret L. Keon


                                       JOINT FILER INFORMATION

   Name: Joseph J. Keon III

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley,
            California 94941

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: October 1998


   Signature: Joseph J. Keon III


                                       JOINT FILER INFORMATION

   Name: Pamela K. Vitale

   Address: c/o Keon Associates, 16 Miller Avenue, Suite 203, Mill Valley,
            California 94941

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: October 1998


   Signature: Pamela K. Vitale

                                       JOINT FILER INFORMATION


   Name: Liese A. Keon

   Address:  2868 South Lakeridge Trail, Boulder, Colorado 80302

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: October 1998


   Signature: Liese A. Keon


                                       JOINT FILER INFORMATION


   Name: Susan T. DeWyngaert

   Address: 335 South 7th Street, Philadelphia, Pennsylvania 19106

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: October 1998


   Signature: Susan T. DeWyngaert

                                       JOINT FILER INFORMATION


   Name:  Margaret Lynley Keon

   Address: 56 Bourne Street, London, England SW1W8J0

   Designated Filer: Margaret L. Keon

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: October 1998


   Signature: Margaret Lynley Keon


   DATE: November 9, 1998